EXHIBIT 4.5

EXHIBIT 4.5

ARTICLES OF AMENDMENT
OF
BB&T CORPORATION

                    Pursuant to Section 55-10-03 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

                    1.       The name of the corporation is BB&T Corporation.

                    2.       The following amendment to the Articles of Incorporation of the corporation was unanimously adopted by the corporation’s Board of Directors on the 24th day of February, 2004, and adopted by its shareholders on the 27th day of April, 2004, in the manner prescribed by law:

The Articles of Incorporation of the corporation be amended by deleting Article V in its entirety and by substituting therefor the following new Article V:

"Article V.

The number and term of directors of the Corporation shall be fixed by or in accordance with the Bylaws.”

                      3.      These articles will become effective at 12:01 a.m. on April 28, 2004.

                      This the 27th day of April, 2004.

BB&T Corporation

By: /s/ Scott E. Reed
Scott E. Reed
Senior Executive Vice President and Chief
Financial Officer